Exhibit 99.1

AVI Media and Investor Contact:

David A. Walsey

Senior Director, Investor Relations & Corporate Communications

425.354.5140

Investorrelations@avibio.com

AVI Media Contact:

David Schull

Russo Partners

212.845.4271

David.schull@russopartnersllc.com

AVI BioPharma Names Ed Kaye, M.D., Chief Medical Officer

Experienced Clinical Leader in Rare Genetic Diseases from Genzyme Brings Successful Track

Record to AVI’s Duchenne Muscular Dystrophy Development Program

BOTHELL, WA — June 6, 2011 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based therapeutics, announced today the appointment of Ed Kaye, M.D., as Chief Medical Officer effective June 20, 2011. The addition of Dr. Kaye, a recognized industry leader in the development of therapeutics for the treatment of rare genetic diseases, and an expert in pediatric neurological diseases, continues AVI’s strategy in assembling an executive team with industry-leading experience.

Dr. Kaye, 62, joins AVI from Genzyme where he served as Group Vice President for Clinical Development and Therapeutic Head for Lysosomal Storage Disorders and Neurodegenerative Diseases since 2007. He held Vice President-level leadership roles at Genzyme in Clinical Development and Medical Affairs over the last 10 years, helping build an industry-leading company in rare genetic diseases. Dr. Kaye also has specific experience with pediatric neuromuscular conditions. He played a leadership role in gaining Myozyme’s approval for Pompe Disease and he oversaw all of Genzyme’s collaborations in this field, including the development of ataluren for Duchenne Muscular Dystrophy (DMD).

“Ed brings to AVI significant knowledge and experience in getting drugs approved in rare diseases, an expertise in pediatric neurology built over decades, and strong existing relationships with the muscular dystrophy community,” said Chris Garabedian, AVI’s CEO and President. “Ed’s experience in building Genzyme’s success in rare genetic diseases is a perfect fit as we look to apply our RNA-based technology to other rare disease indications, including efforts to accelerate other exon-skipping drugs for DMD beyond eteplirsen.”

Dr. Kaye commented, “I believe eteplirsen holds unique potential to have a major impact on the treatment of Duchenne Muscular Dystrophy. The data on eteplirsen in DMD patients who would benefit from AVI’s lead exon-skipping drug is very encouraging and I look forward to moving the program into a pivotal trial and toward regulatory approval. I’m excited to be a part of AVI’s new executive team and applying my experience in building a successful biopharmaceutical company focused on genetic-based drug development.”

Dr. Kaye will replace AVI’s current Chief Medical Officer, Dr. Stephen Shrewsbury, who will remain with the Company until August 1, 2011 to help with the transition. Dr. Kaye will have an office at AVI’s headquarters in Bothell, WA, but will also establish a rare disease development operation for AVI in Cambridge, MA, an important hub for industry and academia in the area of rare genetic diseases.

Before joining Genzyme in 2001 as Vice President of Clinical Research, Dr. Kaye was Chief of Biochemical Genetics at Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at University of Pennsylvania School of Medicine. Before this, he was Chief of Pediatric Neurology and Director of the Barnett Mitochondrial Laboratory at St. Christopher’s Hospital for Children in Philadelphia. Earlier experience includes Section Head of neurometabolism, Pediatric Neurology, at The Floating Hospital for Children at Tufts University and Research Fellow in gene therapy at Massachusetts General Hospital.

Dr. Kaye is a member of several scientific advisory boards, including the CureDuchenne, CureCMD (Congenital Muscular Dystrophy) and Spinal Muscular Atrophy Foundation advisory boards. He is also a Neurological Consultant at Children’s Hospital of Boston and is on the editorial boards of a number of journals, including Journal of Child Neurology and Pediatric Neurology and previously served on the board of Annals of Neurology. Dr. Kaye received his medical education and pediatric training at Loyola University Stritch School of Medicine and University Hospital, child neurology training at Boston City Hospital, Boston University, and completed his training as a neurochemical research fellow at Bedford VA Hospital, Boston University.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of novel RNA-based therapeutics for rare and infectious diseases, as well as other select disease targets. Applying pioneering technologies developed and optimized by AVI, the Company is able to target a broad range of diseases and disorders through distinct RNA-based mechanisms of action. Unlike other RNA-based approaches, AVI’s technologies can be used to directly target both messenger RNA (mRNA) and precursor messenger RNA (pre-mRNA) to either down-regulate (inhibit) or up-

regulate (promote) the expression of targeted genes or proteins. By leveraging a highly differentiated RNA-based technology platform, AVI has built a pipeline of potentially transformative therapeutic agents, including eteplirsen, which is in clinical development for the treatment of Duchenne muscular dystrophy, and multiple drug candidates that are in clinical development for the treatment of infectious diseases. For more information, visit www.avibio.com.

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NASDAQ Disclosure

In connection with Dr. Kaye’s appointment, he will receive an option to purchase an aggregate of 850,000 shares of AVI common stock at an exercise price equal to the last reported sale price of AVI common stock on the date of grant (anticipated to be on June 20, 2011). Twenty-five percent of the shares underlying such option will vest on June 20, 2012, with 1/36th of the remaining shares vesting monthly over the following three years; provided that Dr. Kaye remains a service provider to AVI on each such date. In addition, the vesting of some or all of the shares underlying such option will accelerate in connection with certain customary events, such as a change in control of AVI or termination of Dr. Kaye’s employment without cause. Such grant will be made as an “inducement” grant outside of AVI’s 2002 Equity Incentive Plan or proposed 2011 Equity Incentive Plan.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including statements about AVI’s management and prospects, the development of AVI’s product candidates, other antisense-based technology and the efficacy, potency and utility of AVI’s product candidates in the treatment of rare and infectious diseases, and its potential to treat a broad number of human diseases. These forward-looking statements involve risks and uncertainties, many of which are beyond AVI’s control. Known risk factors include, among others: clinical trials may not demonstrate safety and efficacy of any of AVI’s drug candidates and/or AVI’s antisense-based technology platform; any of AVI’s drug candidates may fail in development, may not receive required regulatory approvals, or be delayed to a point where they do not become commercially viable. For a detailed description of risks and uncertainties AVI faces, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission. AVI does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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